Exhibit 99.1

For Immediate Release

Contact:                                                   Joel S. Marcus

Chief Executive Officer

Alexandria Real Estate Equities, Inc.

(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC.

REPORTS EXERCISE OF OVER-ALLOTMENT OPTION BY UNDERWRITERS

PASADENA, CA. — September 30, 2009 - Alexandria Real Estate Equities, Inc. (NYSE:ARE) announced today that the underwriters of its recent public offering of 4,000,000 shares of common stock have fully exercised their over-allotment option to purchase an additional 600,000 shares of common stock, bringing the total net proceeds to approximately $235 million, after payment of underwriting discounts and commissions.  The closing of the over-allotment option occurred on September 29, 2009.

Barclays Capital, Credit Suisse and UBS Investment Bank acted as joint bookrunning managers of the offering.

Alexandria Real Estate Equities, Inc., Landlord of Choice to the Life Science Industry®, is the largest owner and pre-eminent first-in-class REIT focused principally on science-driven cluster formation. Alexandria is the leading provider of high-quality environmentally sustainable real estate, technical infrastructure, and services to the broad and diverse life science industry. Client tenants include institutional (universities and independent not-for-profit institutions), pharmaceutical, biopharmaceutical, medical device, product, service and translational entities, as well as government agencies. Alexandria’s operating platform is based on the principle of “clustering,” with assets and operations located in key life science markets. As of June 30, 2009, the Company’s asset base was approximately 12.8 million rentable square feet consisting of 156 properties approximating 11.7 million rentable square feet (including spaces undergoing active redevelopment) and properties undergoing ground-up development approximating an additional 1.1 million rentable square feet.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release contains forward-looking statements within the meaning of the federal securities laws. The Company’s actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission.

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